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                                                                 EXHIBIT 10(GG)


                                 FIRST AMENDMENT
                               TO THE ROHR, INC.,
                            1995 STOCK INCENTIVE PLAN

         Pursuant to the provisions of Section 9, the 1995 Stock Incentive Plan is hereby amended as follows:

1.       Paragraph 8 is hereby amended to read in full as follows:

         (a) A heading "(a)" is placed in front of the existing language of paragraph 8.

         (b)      A new subparagraph is hereby added:

                  "(b)     If there is a Change in Control of the Company which
         occurs due to the provisions of subparagraph 10(B) below, then: (i) in the case of the beneficial ownership of 40 percent or more of the Company's shares (as ownership is defined and provided for in such subparagraph 10(B)), then (A) the restrictions on the restricted stock of all Plan participants (whether or not they are then active Employees) shall be lifted forthwith and (B) all shares granted pursuant to stock options which are not then exercisable under the terms of the applicable option agreements shall become immediately exercisable in full at any time for the remainder of their term; and
         (ii) in the case of the beneficial ownership of 20 percent or more of the Company's shares (as ownership is defined and provided for in such subparagraphs 10(B)), then (A) the restrictions on the restricted stock of any Participant whose employment is terminated within two years after the Change in Control (except for a Voluntary Termination or a Termination for Cause, as defined in any applicable stock option or restricted stock agreement entered pursuant to the Plan) shall be lifted forthwith and (B)~jL shares granted pursuant to stock options of such terminated Employee which are not then exercisable under the terms of the applicable option agreements shall become immediately exercisable in full at any time for the remainder of their term; provided, however, in connection with said Change in Control, said participant will not have obtained in the case of either (i) or (ii) above, except proportionately as a shareholder, a participatory interest in the ownership of the surviving corporation (in the case of a merger or consolidation), in the ownership of the entity beneficially owning the requisite percentage of company stock (in the case of an entity owning 20 percent of Rohr), in the receipt of assets of earning power (in the case of a transfer of 50 percent or more of the assets or earning power), or in the loans, advances, guarantees, pledges or other financial assistance or tax credits."

                  (2) a reduction within twenty-four (24) months after the occurrence of a Change in Control in the Plan participant's base salary as in effect on the date of the Change in Control, or the Company's failure to increase the Plan Participant's base salary after a Change in Control at a rate which is substantially similar to the average increase in base salary effected during the preceding twelve (12) months for those executives of the Company who are in the same compensation category as the Plan participant, that is, on the officer payroll or the executive payroll, as the case may be;


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                  (3)      any failure by the Company to continue in effect any
         benefit plan or arrangement or any material fringe benefit in which the Plan participant was participating immediately prior to a Change in Control, or to substitute and continue other plans providing the Plan participant with substantially similar benefits, or any action by the Company that would adversely affect the Plan participant's participation in or materially reduce the Plan participant's benefits under any such benefit plan or arrangement or deprive the Plan participant of any material fringe benefit enjoyed by the Plan participant at the time of the Change in Control;

                  (4) any failure by the Company to continue in effect any incentive plan or arrangement, such as but not limited to the Management Incentive Plan (Restated 1982), as amended, in which the Plan participant is participating at the time of a Change in Control, or to substitute and continue other plans or arrangements providing the Plan participant with substantially similar benefits, or the taking of any action by the Company that would adversely affect the Plan participant's participation in any such -incentive plan or reduce the Plan participant's benefits under any such incentive plan in an amount which is not substantially similar, on a percentage basis, to the average percentage reduction of benefits under any such incentive plan effected during the preceding twelve (12) months for all executives of the Company participating in any such incentive plan in the same compensation category as the Plan participant;

                  (5) the Plan participant's relocation to any place other than the location at which the Plan participant performed the Plan participant's duties prior to a Change in Control; or

                  (6) any material breach by the Company of any provision of this Agreement.


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